Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING MEETS WITH SILVER POINT CAPITAL, L.P.
TO DISCUSS CORPORATE GOVERNANCE ISSUES

Las Vegas, NV - March 11, 2013 - Affinity Gaming today announced that, at the request of Silver Point Capital, L.P, representatives of Affinity met with representatives of Silver Point and certain of its affiliates, on Friday, March 8, 2013 for the purpose of discussing certain corporate governance issues. As of the date of this press release, Silver Point, together with its affiliates, collectively own 24.9% of the Company's issued and outstanding common stock.

At the meeting, Silver Point proposed to representatives of the Company that the Company expand the size of its Board of Directors to 7 members and that the slate of directors nominated for election at the Company's 2013 annual meeting of stockholders include a majority of new directors.

The Company is currently considering the Silver Point proposals and has not yet made any determinations with respect thereto. In order to facilitate a meaningful discussion amongst shareholders and the Company with respect to the composition of the Board, the Company has today approved a supplement to the Rights Agreement, dated December 21st, 2012, between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Plan”), that clarifies that discussions between shareholders solely with respect to (i) the proposal to increase the size of the Board of Directors, and/or (ii) the election of directors at the 2013 annual meeting, will not result in such shareholders being deemed to be “beneficial owners” of the stock of other shareholders or otherwise trigger the Rights Plan.

The Company values its shareholders' input and remains open to discussions with any shareholders interested in discussing the strategic direction of the Company. Shareholder proposals and director nominations must be received by the Company no later than March 15, 2013 to be included in the Company's proxy statement with respect to the 2013 annual meeting.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company's casino operations consist of 12 casinos in four states, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contacts:

Affinity Gaming
David D. Ross, Chief Executive Officer
(702) 341-2410